     As filed with the Securities and Exchange Commission on October 3, 1996

                                             REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                           BROOKTROUT TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

          Massachusetts                                      04-2184792
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                                410 FIRST AVENUE
                                NEEDHAM, MA 02194
                                 (617) 449-4100

   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                         -------------------------------

                                  ERIC R. GILER
                                    President
                           BROOKTROUT TECHNOLOGY, INC.
                                410 First Avenue
                                Needham, MA 02194
                                 (617) 449-4100

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 With a copy to:

                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                          -----------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                          CALCULATION OF REGISTRATION FEE
==============================================================================================================================
Title of Each Class of Securities   Amount to be    Proposed Maximum Offering  Proposed Maximum Aggregate       Amount of
      Being Registered               Registered        Price Per Share (1)         Offering Price (1)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01       114,254 shares            $34.00                    $3,884,636               $1,177.16
per share ....................
==============================================================================================================================


(1) Based upon the average of the high and low sale prices reported on the Nasdaq National Market System on September 26, 1996, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

[SET VERTICALLY ON LEFT SIDE OF PAGE:
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.]


                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1996

PRELIMINARY PROSPECTUS

                                 114,254 Shares

                           BROOKTROUT TECHNOLOGY, INC.

                                  Common Stock

                               -------------------

     All of the shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Shares") are being registered for the account of certain stockholders of Brooktrout Technology, Inc. ("Brooktrout" or the "Company"), or their pledgees, named herein (collectively, the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders."

     Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

     The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

     The Common Stock is included in the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "BRKT." On October 1, 1996, the last reported sales price for the Common Stock on the Nasdaq National Market was $35.50 per share.

     SEE "RISK FACTORS" ON PAGES 2 TO 6 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                               -------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------




                 The date of this Prospectus is October __, 1996

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements include, among others, statements regarding trends, opportunities and growth projections in the electronic messaging industry, statements regarding the Company's prospects and growth opportunities in certain segments within the electronic messaging industry, statements regarding future allocations for research and development, statements regarding future competition, statements regarding certain legal proceedings, statements regarding shipments of backlog, and statements regarding existing facilities. Actual results could differ materially from those projected in the forward-looking statements as a result of certain uncertainties set forth below and elsewhere in this Prospectus. Investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby.

     RELIANCE ON LUCENT TECHNOLOGIES, INC. Since 1990, AT&T has been the Company's largest customer. Revenue from sales to AT&T accounted for 58%, 53%, 36% and 26% of the Company's total revenue in 1993, 1994, 1995 and the first quarter of 1996, respectively. The Company has sold a variety of products to a number of separate business units within AT&T, although sales of voice mail systems accounted for more than 80% of the Company's revenue from AT&T in the last three years. On April 3, 1996, AT&T completed an initial public offering of Lucent Technologies, Inc. ("Lucent") and announced its intent to spin off to its shareholders the remaining interest in the company by December 1996. The divisions which represented the Company's principal customers within AT&T were transferred to Lucent, although the Company retained some business with AT&T. Lucent is the Company's sole customer for its voice mail system products. The Company does not anticipate that the spin-off will have any substantial effect on its sales to the divisions of AT&T that were transferred to Lucent. No assurance can be given, however, that Lucent will continue to generate the same quantity or quality of business for the Company as was generated prior to the spin-off from AT&T. Moreover, no assurance can be given that Lucent will continue to use the Company as its principal supplier of voice messaging/automated attendant systems for small business use or that the Company will be able to maintain its current level of profit margins in its sales to Lucent. Any material loss of the revenue currently derived from sales to Lucent and its former parent AT&T would have a material adverse effect on the Company's business.

     RAPIDLY CHANGING MARKETS. The Company provides products that enable its customers to develop new services and systems for electronic messaging applications in telecommunications and networking environments. The telecommunications and networking industries are subject to rapid evolution driven by the availability of new technologies, the emergence of new applications and the initiatives of industry participants. The Company's success depends on its ability to identify emerging applications of its technologies, understand the role of competing technologies and develop innovative, high-value products to meet the needs of service providers and system vendors delivering solutions to end users. The Company works closely with its present and prospective customers and relies on various sources of information, including market research provided by research firms, in order to identify emerging applications. There can be no assurance that the information collected by the Company will be accurate or that the market developments that are anticipated to create demand for the Company's products will occur. For example, the Company plans to market various products for use in conjunction with the Internet. The Internet, however, may not prove to be a viable commercial network for numerous reasons, including, without limitation, inadequate development of the necessary infrastructure, reluctance of corporations to deploy new applications on the Internet or availability of more attractive, substitute networks. Failure of such a marketplace to develop, or if developed to offer commercially viable opportunities, could have an adverse effect on the Company's business, financial condition and results of operations.

     TECHNOLOGICAL CHANGE. The Company's success depends upon it ability to enhance its existing products and to develop and introduce on a timely basis new products that accommodate advances in technology and changing customer requirements. There can be no assurance that the Company's enhanced or new products will be technologically successful or achieve market acceptance. The Company would be materially and adversely affected if one of its competitors were able to market a technologically superior product or a less expensive comparable product and the Company were unable to respond with a competitive product within a reasonable time. In addition, products in this market may contain undetected errors or bugs that are discovered only after the product has been installed and used in customer environments. Although the Company has not experienced material adverse effects resulting from such errors to date, there can be no assurance that errors will not be discovered in the future, causing unexpected expenses to correct such errors and delays in product introduction and shipments, or requiring design modifications that could adversely affect the Company's competitive position and operating results. Furthermore, in order to continue the enhancement of existing products and the introduction of new products in response to technological changes, the Company is required to make significant continuing expenditures on research and development. If the Company's revenue should fail to achieve forecasted levels, the Company may not be able to reduce expenditures on research and development without impairing its competitive position, so that profitability may be disproportionately affected in such event.

     DEPENDENCE ON KEY PERSONNEL. The Company depends heavily on personnel involved in engineering, research and development, marketing, sales, finance and administration. The Company's success depends upon its ability to attract and retain skilled employees to continue successful development of new products and enhancements to existing products, to manage growth successfully, to implement appropriate management information systems and controls and to assure timely manufacture of the Company's products. It is becoming increasingly difficult for the Company to hire and retain a sufficient number of qualified staff to meet its goals. The market for qualified personnel is particularly competitive in the Boston area where there is a great demand and limited supply of qualified individuals with the advanced technological experience and knowledge and other skills that the Company requires. The inability of the Company to attract and retain qualified employees in any functional area could have a material adverse effect on the Company's current operations, on new product development efforts and on the Company's ability to meet its business plans. Currently, the Company has a $1 million key-person life insurance policy on its President, Eric R. Giler, but does not otherwise have key-person life insurance for, or employment or noncompetition agreements with, its key personnel, other than certain key personnel who recently joined the Company in connection with the acquisition of Technically Speaking, Inc. ("TSI") and who entered into noncompetition agreements with the Company.

     COMPETITION. The electronic messaging industry is highly competitive, and the Company expects that additional competitors will enter the market and that competition will intensify. Certain of the Company's current and potential competitors have significantly greater development, marketing and capital resources and name recognition than the Company, and new or enhanced products can be expected from current and potential competitors, including large domestic and international software, telecommunications, computer and semiconductor companies. The Company has only limited patent protection for its products and believes that patents generally do not present a barrier to new companies desiring entry to its industry. No assurance can be given that the Company will be able to compete successfully or that competition will not have an adverse effect on the Company's operating results. Moreover, there can be no assurance that one or more of the Company's customers or suppliers will not develop competitive technology internally, thereby eliminating either the need to obtain products and services from the Company or the willingness to provide products and services to the Company. The Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. The Company's competitors may engage in pricing practices that cause the Company to reduce the average selling prices of its products. To offset declining average selling prices, the Company believes that it must successfully develop and introduce on a timely basis new products or products that incorporate new features that can be sold at gross margins comparable to those on existing products. To the extent that such new products are not developed in a timely manner, do not achieve customer acceptance or do not generate comparable gross margins, the Company's profitability may decline.

     DEPENDENCE ON OEMS, VARS AND TELECOMMUNICATION SERVICE PROVIDERS. The Company markets its products primarily through original equipment manufacturers ("OEMs"), value added resellers ("VARs") and telecommunication service providers. A considerable investment in marketing and technical support is required in connection with many sales. To receive a return on this investment, the Company must make substantial sales to its customers over an extended period of time. The Company's customers may determine not to purchase a product in sufficient volume as a result of changes in end users' preferences or such customers' internal decisions regarding product continuation, further development and marketing. In many instances, the

Company may not have the opportunity or ability to influence any such determination by its customers. In such circumstances, the Company may not achieve a profit on a product and may not recover its initial investment in developing and introducing a new product.

     VARIATIONS IN OPERATING RESULTS/SEASONALITY. The Company's quarterly operating results are subject to significant fluctuations. The Company operates with a relatively short-term backlog with most of its sales in each quarter resulting from orders received in that quarter. Accordingly, if demand for the Company's products weakened in a given quarter, sales and operating results for that quarter would be adversely affected. As a result, sales in any given quarter may depend on the volume and timing of bookings received during that quarter, which are often difficult to predict. Brooktrout has historically experienced significant seasonality in quarterly sales, with sales levels tending to be relatively lower in the first and third quarters. Moreover, announcements by the Company or its competitors of new products and technologies could cause customers to defer or cancel purchases of the Company's systems, which would materially adversely affect the Company's volume of bookings, financial condition and results of operations. In addition, due to different margins on its various products, changes in the Company's sales mix from quarter to quarter may also affect its overall results. Finally, because a large portion of the Company's expenses are fixed and are difficult to adjust should revenue not meet the Company's expectations, any failures to achieve forecasted sales levels or a margin reduction resulting from a change in sales mix or other factors would have a disproportionately large effect on profitability. For these reasons, the Company's operating results for any quarter are not necessarily indicative of results for any future period.

     LIMITED INTELLECTUAL PROPERTY PROTECTION; LICENSES. The Company holds certain patents relating to its computer fax technology, but most of the Company's products are not protected by patents. The Company does not receive or expect to seek substantial revenue from the licensing of its patents. While the Company believes that patents are of less significance in its industry than such factors as innovation and technological expertise, there can be no assurance that the Company's intellectual property protection will be sufficient to prevent competitors from developing similar technology. In addition, the rapidly evolving nature of the Company's business often necessitates that the Company obtain licenses from third parties to use proprietary rights owned by those parties. No assurance can be given that the Company will be able to obtain any such licenses, or that any such third party will offer such a license on terms that are acceptable to the Company.

     LIMITED SOURCES OF SUPPLY. Although the Company generally uses standard parts and components in manufacturing its products, certain components, primarily digital signal processors, are available from only a single manufacturer through a number of distributors. To date, the Company has been able to obtain adequate supplies of these components in a timely manner from existing sources. In addition, the Company relies primarily on the Lucent's manufacturing division to perform final manufacture of its printed circuit board products, although the Company has established relationships with other sources for manufacturing. Delay or lack of supply from existing sources of components or finished product or the inability to develop alternative sources if and as required in the future could adversely affect the Company's operating results.

     MERGERS AND ACQUISITIONS. On May 29, 1996, the Company acquired TSI, a developer and marketer of development tools and application software for computer telephony. TSI generated revenue of $4.5 million and pre-tax income of $1.1 million in 1995. There can be no assurance that TSI's operations will continue to be profitable after the acquisition. Moreover, there can be no assurance that the anticipated benefits of the TSI merger will be realized. The process of integrating TSI's business into the Company's operations may result in unforeseen operating difficulties and could absorb significant management attention and expenditures that would otherwise be available for the ongoing development of the Company's business.

     The Company may in the future pursue other acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition. In addition, mergers and acquisitions, such as TSI, involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, seasonality of sales, operating companies in different geographical locations with different corporate cultures, and the potential loss of key employees of the acquired company. There are currently no binding agreements or understandings with respect to any future acquisitions.

     INTERNATIONAL SALES. In 1995, the Company's net revenue from international sales, principally export sales from the United States, was $4.3 million, accounting for approximately 11% of the Company's net revenue. In addition to direct international sales, significant additional revenue is derived from international sales by Brooktrout's customers of systems which incorporate Brooktrout's products. The Company anticipates that international sales will continue to account for a significant portion of sales. The Company intends to continue to expand its operations outside the United States and to enter additional international markets, which will require significant management attention and financial resources. The Company's operating results are subject to the risks inherent in international sales, including, but not limited to, regulatory requirements, political and economic changes and disruptions, transportation delays, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings, or could result in foreign exchange losses, depending upon the currency in which the Company sells its products. There can be no assurance that these factors will not have a material adverse effect on the Company's future operating results.

     VOLATILITY OF STOCK PRICE. Since the completion of the Company's initial public offering in October 1992, the market price of the Common Stock has fluctuated significantly. The Company believes that factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, sales by competitors, including sales to the Company's customers, sales of the Common Stock into the public market, including by members of management, developments in the Company's relationship with its customers, partners, distributors and suppliers, shortfalls or changes in revenue, gross margins, earnings or losses or other financial results from analysts' expectations, regulatory developments, fluctuations in results of operations, seasonality and general conditions in the Company's market or the markets served by the Company's customers or the economy could cause the price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Many companies, including the Company, have recently experienced historic highs in the market price of their common stock. There can be no assurance that the market price of the Common Stock will not decline substantially from its historic highs, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's operating performance.

     SHARES ELIGIBLE FOR FUTURE SALE. The Company has approximately
10,434,000 shares of Common Stock outstanding. Upon completion of the sale of all shares offered hereunder, approximately, 10,084,680 of such shares will be freely tradeable without substantial restriction or the requirement of future registration under the Securities Act, except for shares held or purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"), and 463,624 of such shares which will be "restricted securities" under Rule 144. In connection with a recent public offering of Common Stock, the Company and the Selling Stockholders in such offering, which stockholders hold an aggregate of 842,440 shares of Common
Stock (including 100,000 shares offered hereby), agreed that they will not, until February 3, 1997, and the executive officers and directors of the Company who were not selling stockholders in such offering, holding an aggregate of 702,406 shares of Common Stock, agreed that they will not, until November 4, 1996, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, pledge, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exchangeable for, and shares of Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities
Incorporated, on behalf of the underwriters in such offering, except that such agreement does not prevent the Company from granting additional option sunder its 1992 Stock Incentive Plan (the "1992 Plan"). The outstanding restricted securities which are not sold in this offering will be eligible for sale under Rule 144 commencing May 29, 1998 (two years after their issuance), subject to applicable volume and manner-of-sale limitations, and a portion of such shares are entitled to certain registration rights.

     CERTAIN ANTI-TAKEOVER PROVISIONS OF ARTICLES AND BY-LAWS. Certain provisions of the Company's Restated Articles of Organization (the "Articles") and Amended and Restated By-laws (the "By-laws") and Massachusetts law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. The Company may issue preferred stock with rights senior to, and that may adversely affect, the Common Stock without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The Company has no present plans to issue any shares of preferred stock. The Articles and the By-laws provide for a classified Board of Directors, divided into three classes, with directors in each class elected for three-year terms. The By-laws impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions.

                                   THE COMPANY

GENERAL

     Brooktrout is a leading supplier of advanced software and hardware products for system vendors and service providers in the electronic messaging market. The Company's innovative products enable its customers to deliver a wide range of solutions for the integration and cost effective management of image (fax), voice and data communications in telecommunications and networking environments. Uses of the Company's products range from established markets such as voice mail to newly evolving applications including the integration of computers and telephones, integrated management of voice, fax and data messages (unified messaging), and communication of fax and voice messages on local area networks ("LANs"), wide area networks and the Internet. In recent years, Brooktrout's products have played an important part in the development of the market for advanced computer-based fax applications, including the transmission and routing of fax messages on LANs and enhanced fax services such as fax broadcasting, fax-on-demand and store-and-forward fax. The Company sells its products to telecommunications service providers and through OEMs and VARs.

     The Company's principal executive offices are located at 410 First Avenue, Needham, Massachusetts 02194; its telephone number is (617) 449-4100. The Company is a Massachusetts corporation.

RECENT DEVELOPMENTS

     On August 12, 1996, the Company completed its second public offering of shares of Common Stock. In this offering, the Company sold 514,632 shares of Common Stock and certain selling stockholders sold 385,368 shares of Common Stock at $18.25 per share, for aggregate proceeds of approximately $16.4 million, which, after underwriting commissions and other expenses related to the offering, resulted in net proceeds to the Company of approximately $8.8 million and net proceeds to selling stockholders of approximately $6.6 million. On August 16, 1996, the Company sold an additional 135,000 shares of Common Stock, pursuant to the underwriters' over-allotment option, at $18.25 per share, for aggregate proceeds of approximately $2.4 million, which, after underwriting commissions, resulted in net proceeds to the Company of $2.3 million. The Company used the net proceeds of the offering for general corporate purposes.

                              SELLING STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the Selling Stockholders, including the number of shares of Common
Stock beneficially owned by each Selling Stockholder, the number of Shares registered hereby, and the number and percentage of shares of Common Stock held by each Selling Stockholder before the Offering and, assuming the sale of all registered Shares, after the Offering. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, each Selling
Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby. The amounts set forth are to the best of the Company's knowledge.

                                           SHARES  BENEFICIALLY
                                              OWNED PRIOR TO              SHARES TO BE     SHARES BENEFICIALLY
                                                OFFERING                 REGISTERED AND    OWNED AFTER OFFERING
                                           ----------------------          SOLD IN         ---------------------
          BENEFICIAL OWNER                 NUMBER(1)   PERCENT(2)          OFFERING        NUMBER(1)     PERCENT
          ----------------                 ---------   ----------          --------        ---------     -------

Beverly Fox(3)..........................     172,279        1.6%             50,000         122,279        1.2%
Andrew Fox(4)...........................     172,279        1.6%             50,000         122,279        1.2%
Raymond Phillips........................       5,346           *              5,346               0          0
Michael Tinglof.........................       3,562           *              3,562               0          0
Jonathan Finegold.......................       1,782           *              1,782               0          0
Diamantino Fidalgo......................       1,782           *              1,782               0          0
Michael Healey..........................       1,782           *              1,782               0          0

TOTAL...................................     358,812        3.4%            114,254         244,558        2.3%

----------------

*    Less than 1%

(1) Except as indicated in the other footnotes to this table, based on information provided by such persons and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 10,526,837 shares of Common Stock outstanding on October 1, 1996. Shares of Common Stock subject to stock options that are exercisable within 60 days of October 1, 1996 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3) Does not include shares held by Andrew Fox, Ms. Fox's husband, reflected elsewhere in this table.

(4) Does not include shares held by Beverly Fox, Mr. Fox's wife, reflected elsewhere in this table.


     The relationships of the Selling Stockholders to the Company are as follows:

  NAME               RELATIONSHIP
  ----               ------------

Beverly Fox          Employee of TSI, a wholly owned subsidiary of the Company
Andrew Fox           President of TSI, a wholly owned subsidiary of the Company
Raymond Phillips     Employee of TSI, a wholly owned subsidiary of the Company
Michael Tinglof      Employee of TSI, a wholly owned subsidiary of the Company
Jonathan Finegold    Employee of TSI, a wholly owned subsidiary of the Company
Diamantino Fidalgo   Employee of TSI, a wholly owned subsidiary of the Company
Michael Healey       Employee of TSI, a wholly owned subsidiary of the Company


                         SHARES ELIGIBLE FOR FUTURE SALE

     The Company has approximately 10,434,000 shares of Common Stock outstanding. Upon completion of the sale of all shares offered hereunder, approximately, 10,084,680 of such shares will be freely tradeable without substantial restriction or the requirement of future registration under the Securities Act, except for shares held or purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"), and 463,624 of such shares will be "restricted securities" under Rule 144. In connection with a recent public offering of Common Stock, the Company and the Selling Stockholders in such offering, which stockholders hold an aggregate of 842,440 shares of Common Stock (including 100,000 shares offered hereby), agreed that they will not, until February 3, 1997, and the executive officers and directors of the Company who were not selling stockholders in such offering, holding an aggregate of 702,406 shares of Common Stock, agreed that they will not, until November 4, 1996, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, pledge, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exchangeable for, and shares of Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters in such offering, except that such agreement does not prevent the Company from granting additional options under its 1992 Plan. The outstanding restricted securities which are not sold in this offering will be eligible for sale under Rule 144 commencing May 29, 1998 (two years after their issuance), subject to applicable volume and manner-of-sale limitations, and a portion of such shares are entitled to certain registration rights.

     Under Rule 144, a number of shares that does not exceed the greater of 1% of the then outstanding shares in Common Stock (approximately 104,341 shares immediately after the offering) or generally, the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. The Company has filed registration statements under the Securities Act to register shares of Common Stock reserved for issuance under its employee stock plans, thus permitting the resale of such shares of Common Stock by non-affiliates in the public market without restriction under the Securities Act. A total of 2,397,332 shares (including shares subject to outstanding options) are reserved for issuance under the 1992 Plan and the Company's Employee Stock Purchase Plan.

     The outstanding restricted securities which are not sold in this offering will be eligible for sale under Rule 144 commencing May 29, 1998 (two years after their issuance), subject to applicable volume and manner-of-sale limitations, and a portion of such shares are entitled to certain registration rights.

     The Common Stock has been traded on the Nasdaq Stock Market's National Market since October 1992. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the Nasdaq National Market on terms to be determined at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

     To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

     The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and Sales by the Selling Stockholders.

     The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. In connection with a recent public offering of Common Stock, the Company and the Selling Stockholders in such offering, which stockholders hold an aggregate of 842,440 shares of Common Stock (including 100,000 shares offered hereby), agreed that they will not, until February 3, 1997, and the executive officers and directors of the Company who were not selling stockholders in such offering, holding an aggregate of 702,406 shares of Common Stock, agreed that they will not, until November 4, 1996, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, pledge, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exchangeable for, and shares of Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters in such offering, except that such agreement does not prevent the Company from granting additional options under its 1992 Plan.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company and the Selling Stockholders by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Thomas P. Storer, a partner in the firm of Goodwin, Procter & Hoar LLP, is Assistant Clerk of the Company.

                                     EXPERTS

     The supplemental and historical consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the historical financial statements of TSI as of December 31, 1995 and for the year then ended incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP as stated in their report with respect to the supplemental consolidated financial statements dated June 20, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements for a pooling of interests) incorporated by reference and as stated in their reports with respect to (1) the Company's historical financial statements dated February 2, 1996 (except for Note 1, "Stock Split," as to which the date is February 27, 1996) and (2) the historical financial statements of Technically Speaking, Inc. dated March 8, 1996 (which includes an explanatory paragraph related to the acquisition of TSI by the Company) incorporated by reference herein and which have been so incorporated in reliance upon such reports given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 West Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq National Market, and the aforementioned materials may also be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. For further information with respect to the Company and the shares of Common Stock being offered by this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed fees at the offices of the Commission set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, the Company's Form 10-C, dated March 4, 1996, the Company's Current Report on Form 8-K dated March 8, 1996 (reporting the agreement to merge with TSI), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, the Company's Current Report on Form 8-K and amendment on Form 8-K/A dated June 13, 1996 (reporting the Company's merger with Technically Speaking, Inc.), the Company's Form 10-C Report dated June 5, 1996, the Company's Form 10-C Report dated June 24, 1996, the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 29, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, the Company's Prospectus dated August 6, 1996 as filed with the Commission on August 8, 1996 pursuant to Rule 424(b) of the Securities Act, and the Company's Registration Statement on Form 8-A filed October 1, 1992 registering the Common Stock under Section 12(g) of the Exchange Act are hereby incorporated by reference in this Prospectus. Additionally, any document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified, replaced or superseded for all purposes of this Prospectus to the extent that a statement contained herein modifies, replaces or supersedes such statement. Any such statement so modified, replaced or superseded shall not be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Robert
C. Leahy, Vice President of Finance and Operations, and Treasurer, Brooktrout Technology, Inc., 410 First Avenue, Needham, MA 02194. Telephone inquiries may be directed to (617) 449-4100.

================================================================================

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

             ---------------------------


                  TABLE OF CONTENTS

                                                  PAGE
                                                  ----

RISK FACTORS...................................    2

THE COMPANY....................................    6

SELLING STOCKHOLDERS...........................    7

SHARES ELIGIBLE FOR FUTURE SALE ...............    7

PLAN OF DISTRIBUTION...........................    8

LEGAL MATTERS..................................    9

EXPERTS........................................    9

ADDITIONAL INFORMATION.........................   10

INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE.................................   10



================================================================================


================================================================================


                                 114,254 SHARES




                                   BROOKTROUT
                                  TECHNOLOGY,
                                      INC.




                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------









                                OCTOBER 3, 1996

================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

    Securities and Exchange Commission filing fee..............    $ 1,178
    Legal fees and expenses....................................      7,500
    Accounting fees and expenses...............................      2,000
    Blue sky fees and expenses.................................      5,000
    Miscellaneous..............................................    $ 4,322
                                                                   =======
                                                                   $20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

     Article VI.D of the Restated Articles of Organization of the Company provides that, except under certain circumstances, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director.

     Article IV of the By-Laws of the Company provides for indemnification of the officers and directors of the Company to the full extent provided by applicable law.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                          DESCRIPTION
-------                        -----------

5.1 Opinion of Goodwin, Procter & Hoar LLP regarding the legality of the securities being registered.

23.1 Consent of Goodwin, Procter & Hoar LLP (included in its opinion filed as Exhibit 5.1).

23.2      Independent Auditors' Consent--Deloitte & Touche LLP.

24.1      Power of Attorney (included in signature page).

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
          Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 3, 1996.

                                            BROOKTROUT TECHNOLOGY, INC.

                                            By: /s/ Eric R. Giler
                                                -----------------
                                                Eric R. Giler
                                                President

     Known all men by these presents, that each person whose signature appears below constitutes and appoints Eric R. Giler, David W. Duehren and Robert C. Leahy, acting singly, as his true and lawful attorney-in-fact and agent, with full power of substitution, and from him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                       Title                           Date
         ---------                       -----                           ----

/s/ Eric R. Giler         President, Chief Executive Officer and    October 3, 1996
------------------------  Director (Principal Executive Officer)
    Eric R. Giler


/s/ David W. Duehren      Vice President of Research and            October 3, 1996
------------------------  Development, Clerk and Director
    David W. Duehren


/s/ Robert C. Leahy       Vice President of Finance and Operations, October 3, 1996
------------------------  and Treasurer (Principal Financial and
    Robert C. Leahy       Accounting Officer)


/s/ Patrick T. Hynes      Vice President of Advanced Product        October 3, 1996
------------------------  Engineering and Director
    Patrick T. Hynes


/s/ Robert G. Barrett     Director                                  October 3, 1996
------------------------
    Robert G. Barrett

/s/ David L. Chapman      Director                                  October 3, 1996
------------------------
    David L. Chapman

/s/ W. Brooke Tunstall    Director                                  October 3, 1996
------------------------
    W. Brooke Tunstall
